FILED PURSUANT TO RULE NO. 424(b)(3)


PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-52022
(To Prospectus dated March 12, 2002)





                           [HOLDRS OIL SERVICE LOGO]



                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated March 12, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:


                                                                                     Share         Primary
                              Name of Company                         Ticker        Amounts    Trading Market
                              ---------------                         ------        -------    --------------
           Baker Hughes Incorporated                                   BHI            21            NYSE
           BJ Services Company                                         BJS            14            NYSE
           Cooper Cameron Corporation                                  CAM             4            NYSE
           Diamond Offshore Drilling, Inc.                              DO            11            NYSE
           ENSCO International Incorporated                            ESV            11            NYSE
           GlobalSanteFe Corporation                                   GSF          19.975          NYSE
           Grant Prideco, Inc.                                         GRP             9            NYSE
           Halliburton Company                                         HAL            22            NYSE
           Hanover Compressor Company                                   HC             5            NYSE
           Nabors Industries Ltd.(1)                                   NBR            12            AMEX
           National-Oilwell, Inc.                                      NOI             7            NYSE
           Noble Drilling Corporation                                   NE            11            NYSE
           Rowan Companies, Inc.                                       RDC             8            NYSE
           Schlumberger N.V.                                           SLB            11            NYSE
           Smith International, Inc.(2)                                SII             8            NYSE
           Tidewater Inc.                                              TDW             5            NYSE
           Transocean Sedco Forex Inc.                                 RIG            18            NYSE
           Weatherford International Ltd.(3)                           WFT             9            NYSE
           ---------------------------------


           (1) Effective June 26, 2002, Nabors Industries Inc. changed its name to Nabors Industries Ltd.

           (2) Smith International Inc. announced a 2-for-1 stock split on its common stock payable to shareholders of record as of June 20, 2002. Effective July 12, 2002 the share amount of Smith International Inc. represented by a round lot of 100 Oil Service HOLDRS was 8.

           (3) Effective June 27, 2002, Weatherford International Inc. changed its name to Weatherford International Ltd.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2002.